January 2, 2014

To Our Stockholders:

We are very optimistic that 2014 will be a break-out year for Global Ecology Corporation.  It has taken a great deal of time and hard work to get to this point but I believe that our perseverance will finally bring Global Ecology and its subsidiaries the recognition and profitability they deserve.

We are continuing to explore new markets for our licensed water purification solution, IMS1000 and its many applications.  I am working with groups internationally that have high level relationships in several countries and have expressed interest in representing our technology.  I am confident that our association with Rotary and their affiliates in Guatemala and our strategic partners in Hawaii will open new doors for the sale of IMS1000.

Our other focus is through our subsidiary GEC Organics Corp. (“GECO”) in Castleberry Alabama.  It has taken two years to develop the on-site infrastructure and technology for this operation.  This has not been without trial and error both in product testing and marketing.  However, our certification by the USDA, positive results from University studies and endorsements from end users have positioned us for a successful venture.

Yet, the most effective enhancement to the GECO business model is the generation and sale of carbon credits; VCUs.   In the third quarter of 2013 we began to explore the opportunity in this financially attractive space for GECO.  Our process of creating organic soil amendments from waste is perfect for generating carbon credits through the reduction of Greenhouse Gas (“GHG”) emissions.  We are not only rebuilding the soil with our organic compost but also reducing GHG emissions at the same time; a truly sustainable green endeavor!

Our goal is to have our carbon reduction project approved for 10 years and allow us to sell our VCUs in the market.  In addition to the added cash flow from this venture, this new capital will allow us to compete with all methods of fertilization in any agricultural application by reducing the selling price of our products.  I am working with one of the most recognized and reputable Validation and Verification firms to complete this opportunity and receive final approval.  I will keep you up to date as more information becomes available,

 Thank you for your continued support.

Peter D. Ubaldi, President & CEO

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This shareholder letter contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to whether 2014 will be a breakout year for GECO; whether the company’s partners and relationships will generate revenue and lead to profitability;  whether we will receive final approval of our carbon credit program efforts which will enable us to sell our carbon credits in the market and allow us to compete with other companies in the fertilizer and soil amendment.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and market conditions; uncertainties regarding changes in the organic soil industry; the uncertainties and liabilities relating to the markets where we engage in business; and other risk factors as outlined in the company’s periodic reports, as filed with the U.S. Securities and Exchange Commission.  Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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